EXHIBIT 99.1

Media Contact:
Amy Ryan
Associate Director, Public Affairs
Biogen Idec
Tel: (617) 914-6524

Investment Community Contact:
Elizabeth Woo
Senior Director, Investor Relations
Biogen Idec
Tel: (617) 679-2812

FOR IMMEDIATE RELEASE

Biogen Idec Reports First Quarter 2004
Earnings per Share of $0.40 (Adjusted Non-GAAP);
- — -
On a GAAP Basis, First Quarter Loss per Share of $0.12
Primarily Due to Merger-Related Accounting Impacts
- — -
First Quarter Revenues Up 24% (vs. Prior Year Pro Forma)
- — -
U.S. filing for ANTEGREN® (natalizumab) as a Treatment for Multiple Sclerosis (MS)
On Track for Submission in the Second Quarter
- — -

Cambridge, MA (April 30, 2004) — Biogen Idec Inc. (NASDAQ: BIIB), a global biotechnology leader with top products and capabilities in oncology and immunology, announced today first quarter 2004 earnings per share of $0.40 and net income of $143 million, both on an adjusted non-GAAP basis.

Adjusted non-GAAP earnings per share and net income for the first quarter of 2004 excludes merger-related accounting impacts, such as amortization of intangibles, inventory step up, and other merger-related charges, and all other non-operating charges. Adjusted pro forma non-GAAP earnings per share and net income for the first quarter of 2003 include revenue and expenses from the former Biogen, Inc. from January 1 to March 31, 2003 but excludes all other non-operating charges of former Biogen, Inc. and IDEC Pharmaceuticals Corporation. These adjustments, expenses, and non-operating charges are itemized on the attached reconciliation tables.

On a reported basis, calculated in accordance with U.S. generally accepted accounting principles (GAAP), Biogen Idec reported a loss of $41 million (or loss per share of $0.12) in the first quarter of 2004. The first quarter loss was primarily due to $275 million of certain non-cash merger-related accounting impacts.

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Page 2 Biogen Idec Reports First Quarter 2004 Earnings

Biogen Idec’s revenues for the first quarter of 2004 rose 24% to $542 million versus adjusted pro forma revenues of $437 million in the first quarter of 2003.

“We’ve had an excellent start to the year — both revenue and earnings results are up strongly. The U.S. filing of ANTEGREN by mid-year is on track. Our recent good news on ANTEGREN’s accelerated timeline highlights one of the strategic benefits of the merger. With access to two large scale manufacturing facilities on both coasts, the Company is well-positioned to fulfill ANTEGREN’s blockbuster potential,” said James Mullen, Biogen Idec’s Chief Executive Officer.

William Rastetter, Biogen Idec’s Executive Chairman, said, “ With three products in Phase III development — ANTEGREN in MS and Crohn’s disease, BG-12 for psoriasis in Europe, and RITUXAN® (rituximab) in rheumatoid arthritis — we have a robust pipeline that reaffirms our commitment to our corporate goal of averaging 15% revenue growth and 20% EPS growth through 2007.”

Product Sales Performance

Revenues from AVONEX® (Interferon beta-1a), Biogen Idec’s therapy for patients with relapsing forms of multiple sclerosis (MS), for the first quarter of 2004 increased 29% to $355 million from the first quarter of 2003. U.S. sales of AVONEX in the first quarter of 2004 were $240 million and international sales for AVONEX were $115 million.

AMEVIVE® (alefacept), Biogen Idec’s treatment for moderate to severe psoriasis, was approved at the end of January 2003. AMEVIVE sales were $13 million in the first quarter of 2004.

Revenues from ZEVALIN® (ibritumomab tiuxetan), Biogen Idec’s radioimmunotherapeutic agent, were $4.8 million in the first quarter as compared to $5.7 million for the same period last year.

Revenues for the first quarter of 2004 included $134 million from Biogen Idec’s joint business arrangement with Genentech, Inc. related to RITUXAN, a treatment for certain B-cell non-Hodgkin’s lymphomas that the company co-promotes in the U.S. with Genentech, compared to $111 million for the first quarter of 2003. All U.S. sales of RITUXAN are recognized by Genentech, and Biogen Idec records its share of the pretax co-promotion profits on a quarterly basis. U.S. net sales of RITUXAN in the first quarter of 2004, as recorded by Genentech, were $362 million compared to $310 million in first quarter of 2003.

Recent Highlights

•	At the recent European Academy of Dermatology and Venereology (EADV) in Budapest, Hungary, Biogen Idec and Fumapharm AG announced results from a Phase II study of BG-12, an oral fumarate, in patients with severe psoriasis. Patients who received BG-12 in the trial showed greater improvement in their psoriasis than patients receiving placebo.

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Page 3 Biogen Idec Reports First Quarter 2004 Earnings

•	In April 2004, Roche, Genentech, and Biogen Idec were informed that a Phase III study, European Organization for Research and Treatment of Cancer (EORTC) 20981, evaluating the use of rituximab in patients with relapsed indolent non-Hodgkin’s lymphoma has met its primary endpoints two years earlier than expected.

•	On March 23, 2004, Biogen Idec and Elan announced that they intend to submit to the European Agency for the Evaluation of Medicinal Products (EMEA) an application for approval of ANTEGREN as a treatment for MS. The companies expect to submit the filing in the summer of 2004. The decision to file was made after discussion with European regulatory officials, based on one-year data from the ongoing Phase III trials in MS. The companies are committed to completing these two-year trials.

Conference Call and Webcast

The Company’s earnings conference call for the first quarter will be broadcast via the Internet at 8:30 a.m. ET on April 30, 2004, and will be accessible through the investor relations section of Biogen Idec’s homepage, http://www.biogenidec.com.

About Biogen Idec

Biogen Idec creates new standards of care in oncology and immunology. As a global leader in the development, manufacturing, and commercialization of novel therapies, Biogen Idec transforms scientific discoveries into advances in human healthcare. For product labeling, press releases and additional information about the company, please visit www.biogenidec.com

Safe Harbor

This press release contains forward-looking statements regarding expected future financial results and plans for our development programs, including ANTEGREN.

These statements are based on the Company’s current beliefs and expectations. A number of risks and uncertainties could cause actual results to differ materially. For example, financial results, including future growth may be affected by a number of factors, including any slowing of growth of the markets for AVONEX and RITUXAN, any change in market acceptance of these products in key markets worldwide, the extent to which the Company achieves market acceptance of its other products, the impact of reimbursement and pricing decisions related to the Company’s products, the impact of competitive products on the Company’s products, the magnitude of costs associated with launch of new products, the impact of litigation, any unanticipated increase in expenses, in-licensing and product opportunities, and any material issues, delays or failures related to the manufacturing or supply of the Company’s products. For example, we have encountered certain problems in the manufacture of AVONEX. As a result, we have had to recall several batches and write down a number of batches. If these problems were to recur, we would likely have to incur additional charges and could potentially experience an interruption in the supply of AVONEX.

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Page 4 Biogen Idec Reports First Quarter 2004 Earnings

Our long-term growth will also depend on the successful development and commercialization of new products such as ANTEGREN. Drug development involves a high degree of risk. For example, our plans to file applications for approval of ANTEGREN as a treatment for MS in the U.S. and EU and our expectations as to the potential of ANTEGREN could be negatively affected if unexpected concerns arise from additional data or analysis, if regulatory authorities require additional information or further studies, or if we were to encounter other unexpected hurdles.

For more detailed information on the risks and uncertainties associated with these forward looking statements and the Company’s other activities see the periodic reports filed by the Company with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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TABLE 1

Financial Results For The First Quarter of 2004
Condensed Consolidated Statements Of Income — GAAP Basis
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2004	2003
REVENUES
Product	$372,537	$5,663
Revenue from unconsolidated joint business	133,955	110,911
Royalties	25,213	—
Corporate partner	10,037	672

Total Revenues	541,742	117,246

COST AND EXPENSES
Cost of product and royalty revenues	254,767	852
Research and development	159,150	31,910
Selling, general and administrative	130,830	21,342
Amortization of acquired intangible assets	80,860	—

Total Cost and Expenses	625,607	54,104

Income (loss) from Operations	(83,865)	63,142
Other income, net	11,726	3,310

INCOME (LOSS) BEFORE INCOME TAXES	(72,139)	66,452
Income taxes (benefit)	(30,941)	25,252

NET INCOME (LOSS)	$(41,198)	$41,200

BASIC EARNINGS (LOSS) PER SHARE	$(0.12)	$0.27

DILUTED EARNINGS (LOSS) PER SHARE	$(0.12)	$0.24

SHARES USED IN CALCULATING:
BASIC EARNINGS (LOSS) PER SHARE	333,699	154,673

DILUTED EARNINGS (LOSS) PER SHARE	333,699	177,821

Table 2
Condensed Consolidated Balance Sheets
(dollars in thousands)

	Mar. 31, 2004	Dec. 31, 2003
Assets:
Current assets
Cash, cash equivalents and securities available-for-sale	$761,547	$835,959
Accounts receivable, net	201,368	198,524
Inventory	311,395	496,349
Other current assets	293,854	307,832

Total current assets	1,568,164	1,838,664

Long-term securities available-for-sale	1,816,680	1,502,327
Property and equipment, net	1,297,862	1,252,783
Intangible assets, net	3,557,630	3,638,812
Goodwill	1,151,066	1,151,066
Other	120,201	120,293

Total assets	$9,511,603	$9,503,945

Liabilities and shareholders’ equity
Current liabilities	$362,834	$404,825
Long-term deferred tax liability	1,038,058	1,108,318
Non-current liabilities	913,230	937,474
Shareholders’ equity	7,197,481	7,053,328

Total liabilities and shareholders’ equity	$9,511,603	$9,503,945

TABLE 3

Biogen Idec
Condensed Consolidated Statements of Operations
and Reconciliation of GAAP Earnings to Adjusted Non-GAAP Earnings
(In millions, except per share data)

The non-GAAP financial measures presented below are utilized by Biogen Idec management to gain an understanding of the comparative revenue performance of the Company. Management believes that the non-GAAP financial measures are useful because they exclude those non-operational or unusual activities or transactions that are not necessarily relevant to obtaining an understanding of the trends of the Company or the prospects of future performance.

	Three Months Ended				Three Months Ended
	March 31, 2004				March 31, 2003
								Adjusted
				Adjusted				Pro Forma
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP
Revenues
Product	$372.5	—		$372.5	$5.7	278.2	(E)	$283.9
Revenues from unconsolidated joint business	134.0	—		134.0	110.9	—		110.9
Royalties	25.2	—		25.2	—	41.4	(E)	41.4
Corporate partner revenues	10.0	—		10.0	0.7	—		0.7

Total Revenues	541.7	—		541.7	117.2	319.6		436.8
Cost and Expenses
Cost of product and royalty revenues	254.8	(194.3	)(A)	60.5	0.9	46.3	(E)	47.2
Research and development	159.2	(2.2	)(B)	157.0	31.9	78.1	(E)	110.0
Selling, general and administrative	130.8	(4.4	)(B)	126.4	21.3	101.3	(E)	122.6
Write-off of acquired in-process research and development	—	—		—	—	—		—
Amortization of acquired intangibles	80.9	(80.9	)(C)	—	—	—		—

Total costs and expenses	625.6	(281.8)		343.8	54.1	225.7		279.8
Income (loss) from operations	(83.9)	281.8		197.9	63.1	93.9	(E)	157.0
Other income (expense), net	11.7	—		11.7	3.3	10.3	(E)	13.6

Income (loss) before income taxes	(72.1)	281.8		209.7	66.5	104.2		170.7
Provision (benefit) for income taxes	(30.9)	98.0	(D)	67.1	25.3	29.4	(E)	54.6

Net income (loss)	($41.2)	$183.8		$142.6	$41.2	74.8		$116.1

Numerator:
Net income (loss)	($41.2)			$142.6	$41.2			$116.1
Net adjustment for interest expense	—			2.6	1.3			1.3
Net income (loss) used in calculating diluted eps	($41.2)			$145.2	$42.5			$117.4
Shares used in calculation of earnings (loss) per share:
Denominator:
Weighted average number of common shares outstanding	333.7			333.7	154.7			328.1
Effect of dilutive securities: stock options, convertible preferred stock, convertible promissory notes	—			33.6	23.1			32.8
Dilutive potential common shares	333.7			367.3	177.8			360.9
Earnings (loss) per share:
Basic	($0.12)			$0.43	$0.27			$0.35
Diluted	($0.12)			$0.40	$0.24			$0.33
	column1	column2		column3=	column4	column 5		column 6=
				columns1+2				columns 4+5

(A)	Represents the non-cash expense related to valuing the inventory acquired from former Biogen, Inc. at fair value.
(B)	Represents external, incremental consulting, integration costs, severance and restructuring charges related to the merger.
(C)	Represents the ongoing, non-cash amortization of acquired intangible assets related to the merger with former Biogen, Inc.
(D)	Represents the tax effect of the above adjustments.
(E)	Represents former Biogen, Inc. operating revenue and expenses for the period Jan-Mar of 2003 prior to the merger, net of intercompany transactions.

Table 4

Biogen Idec Inc
Product Revenues for 1st Quarter 2004
(in thousands)

The non-GAAP financial measures presented below are utilized by Biogen Idec management to gain an understanding of the comparative revenue performance of the Company. Management believes that the non-GAAP financial measures are useful because they exclude those non-operational or unusual activities or transactions that are not necessarily relevant to obtaining an understanding of the trends of the Company or the prospects of future performance.

	Three Months Ended
	March 31,
	2004	2003
	GAAP	GAAP	Biogen Revenue	Pro Forma
	Revenue	Revenue	Pre-merger (a)	Combined Revenue
PRODUCT REVENUES
Avonex®	$354,718	$—	$274,357	$274,357
Amevive®	12,987	—	3,820	3,820
Zevalin®	4,832	5,663	—	5,663

Total Product Revenues	$372,537	$5,663	$278,177	$283,840

(a)	Represents former Biogen, Inc. revenue that is not included in GAAP revenues.